FOR IMMEDIATE RELEASE
August 5, 2020
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports Second Quarter 2020 Results
Toledo, Ohio, August 5, 2020…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended June 30, 2020.
Recent Highlights
•Reported net income attributable to common stockholders of $0.42 per diluted share
•Reported normalized FFO attributable to common stockholders of $0.86 per diluted share
•Completed $949 million of pro rata Seniors Housing Operating and Outpatient Medical dispositions at a blended yield of 5.7%
•As of July 31, 2020 enhanced near-term liquidity profile to $4.3 billion including $1.3 billion of cash and cash equivalents
•Appointed Diana Reid, an accomplished commercial banking and real estate executive, having served most recently as Executive Vice President of PNC Financial Services Group, to the Board of Directors
•Issued eighth annual Corporate Sustainability Report and also named a Green Lease Leader by the U.S. Department of Energy Better Buildings Alliance

"As we had anticipated, the COVID-19 pandemic had a pronounced impact on our second quarter financial results," stated Thomas J. DeRosa, Chairman and CEO. "Our seniors housing and post-acute care businesses, in particular, endured significant challenges, which resulted in steep occupancy declines and a sharp increase in expenses through April and early-May. However, through June and July, we have witnessed a consistent sequential improvement in seniors housing occupancy trends. While we are encouraged by these recent data points, the path to recovery remains far from certain. Therefore, we continue to prioritize the strength of our balance sheet which will enable us to navigate through near-term uncertainty and position ourselves to deploy capital opportunistically. Welltower remains steadfast in its goal of reimagining and developing a more sustainable health care delivery infrastructure to meet the needs of a rapidly aging population today and in the post COVID world."
COVID-19 Update
Seniors Housing Operating Occupancy While admissions bans were lifted across our portfolio during the second quarter and in July, move-out activity continued to outpace move-ins, resulting in occupancy losses throughout the period. Within our Seniors Housing Operating ("SHO") portfolio occupancy has declined as follows:

	February	March	April	May	June	July
Spot occupancy (1)	85.8%	85.0%	82.8%	81.0%	80.1%	79.4%
Sequential occupancy change		(0.8)%	(2.2)%	(1.8)%	(0.9)%	(0.7)%
(1) Spot occupancy represents approximate month end occupancy for properties in operation as of February 2020, including unconsolidated properties but excluding acquisitions, dispositions and development conversions since the start of the COVID-19 pandemic.
Total occupancy losses are expected to range from 125 to 175 basis points in the third quarter as move-out activity continues to exceed move-ins, but to a lesser degree than experienced in the second quarter.
Our share of property-level expenses associated with the COVID-19 pandemic relating to our total SHO portfolio totaled approximately $37 million and $44 million for the three and six months ended June 30, 2020, respectively. These costs included higher labor costs coupled with expenditures related to procurement of personal protective equipment and other supplies, net of any reimbursements. Such expenses had an unfavorable impact on net income attributable to common stockholders and normalized FFO per diluted share of $0.09 and $0.11 for the three and six month periods ended June 30, 2020, respectively. We expect total SHO portfolio expenses to remain elevated during the pandemic and potentially beyond as these additional health and safety measures become standard practice.
As of July 31, 2020, approximately 93% of our SHO communities reported no confirmed cases during the trailing two weeks, 5% have reported 1-2 cases and 2% have reported 3+ cases.
Rent Collections During the second quarter, we collected approximately 98% of rent due from operators under Triple-net lease agreements (primarily seniors housing and post-acute care facilities) and have collected 97% of rent due in July. In the Outpatient

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Medical ("OM") segment we have either collected or approved short term deferrals for over 99% of rent due in the second quarter, consisting of 87% cash collections and 12% short term deferrals. In most cases deferred rent represents two months of rent with expected repayment by the end of the year. Approximately 98% of OM rent due in July was either collected or approved for short term deferral, with cash collections accelerating to over 95%. Short term deferrals of July rent decreased to 3%, which primarily relates to tenants in local jurisdictions for which relief was mandated. Furthermore, collections of deferred rent due in June and July under executed deferrals were 96%.

Capital Activity and Liquidity On June 30, 2020, we had $1.7 billion of cash and cash equivalents and $3.0 billion of available borrowing capacity under our unsecured revolving credit facility. In April, we closed on our previously announced $1.0 billion two-year unsecured term loan. The term loan bears interest at a rate of 1-month LIBOR + 1.20%, based on our credit rating. On June 30, 2020 we completed the issuance of $600 million senior unsecured notes bearing interest at 2.75% with a maturity date of January 2031. Net proceeds were used to fund tender offers for $426 million of our 3.75% Senior Notes due 2023 and our 3.95% Senior Notes due 2023 which settled on July 1, 2020. The remaining proceeds were used to reduce borrowings under our term loan by $140 million. During the quarter, we extinguished $315 million of secured debt at a blended average interest rate of 2.9%.
Inclusive of available borrowings under our line of credit and cash and cash equivalents, at July 31, 2020, we have $4.3 billion of near-term available liquidity and no material senior unsecured note maturities until 2023.
Dividend On August 5, 2020 the Board of Directors declared a cash dividend for the quarter ended June 30, 2020 of $0.61 per share. This dividend, which will be paid on August 27, 2020, to stockholders of record on August 18, 2020, will be our 197th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity In the second quarter, we completed $124 million of pro rata gross investments including $6 million in acquisitions at a yield of 6.5% and $115 million in development funding with an expected stable yield of 7.6%. During the quarter, we converted seven development and expansion projects for an aggregate pro rata amount of $130 million and an expected yield of 8.2%. Additionally, we completed pro rata property dispositions of $949 million at a 5.7% yield, demonstrating strong demand and liquidity within the seniors housing and outpatient medical asset classes.
Notable Investment Activity and Dispositions
U.S. Seniors Housing & Outpatient Medical Portfolio Disposition As previously announced, during the second quarter, we reached an agreement to sell a portfolio of seven SHO and 28 OM properties for a gross sales price of approximately $1.0 billion. As indicated in a press release on August 5, 2020, all of the SHO properties and 27 of the OM properties will be acquired by Kayne Anderson Real Estate ("KA"), one of the world’s preeminent private equity firms. The right of first offer was exercised by a third party on the remaining OM property.
Including consideration for capital expenditures, the SHO properties which were previously managed by Discovery Senior Living, were sold at a 5.2% yield on April trailing twelve months NOI. Six of the SHO properties, which were sold in May, were held in a joint venture with an institutional partner in which we maintained a stake of 53.6%. The remaining SHO property, which was newly developed and 97.5% owned by us, was sold in June.
During the second quarter, 17 OM properties were sold for pro rata proceeds of $329 million at a 5.6% yield, with an additional nine OM properties sold in July for pro rata proceeds of $173 million at a 5.4% yield. Additionally, the final OM property expected to be sold to KA and the sale of one OM property pursuant to a right of first refusal are expected to close in the third quarter. All OM properties were 100% owned by us.
U.S. Seniors Housing Disposition During the quarter, we closed on the previously announced disposition of six SHO properties operated by Senior Star located throughout the Midwest. We fully disposed of three properties and sold our majority stake in three additional properties in which we are maintaining a 15% interest through a new joint venture. Additionally, we acquired a 15% interest in a fourth property that was added to the new joint venture. The pro rata sales price related to the dispositions totaled $234 million at a 6.0% yield, offset by a $6 million pro rata 15% investment in the new property.
Invesco Outpatient Medical Joint Venture As previously announced, during the second quarter we sold seven OM properties as part of the final tranches of a joint venture agreement with Invesco for a pro rata sales price of $121 million. As part of this total joint venture, which was first announced in November 2019, we sold an 85% interest in 31 properties representing approximately 2.2 million square feet, for a total pro rata sales price of $612 million. We will retain leasing, property management and asset management responsibilities for the Invesco joint venture. In addition, rights of first refusal were exercised for four properties at a sales price of $125 million in the first quarter of 2020.
Conference Call Information We have scheduled a conference call on Thursday, August 6, 2020 at 9:00 a.m. Eastern Time to discuss our second quarter 2020 results, industry trends and portfolio performance. Telephone access will be available by dialing (844) 467-7115 or (409) 983-9837 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning

2Q20 Earnings Release	June 30, 2020
two hours after completion of the call through August 20, 2020. To access the rebroadcast, dial (855) 859-2056 or (404) 537-3406 (international). The conference ID number is 1499061. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), and normalized FFO to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended June 30, 2020, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the duration and scope of the COVID-19 pandemic; the impact of the COVID-19 pandemic on occupancy rates and on the operations of Welltower and its operators/tenants; actions governments take in response to the COVID-19 pandemic, including the introduction of public health measures and other regulations affecting Welltower’s properties and the operations of Welltower and its operators/tenants; the effects of health and safety measures adopted by Welltower and its operators/tenants related to the COVID-19 pandemic; increased operational costs as a result of health and safety measures related to COVID-19; the impact of the COVID-19 pandemic on the

2Q20 Earnings Release	June 30, 2020
business and financial condition of operators/tenants and their ability to make payments to Welltower; disruptions to Welltower's property acquisition and disposition activity due to economic uncertainty caused by COVID-19; general economic uncertainty in key markets as a result of the COVID-19 pandemic and a worsening of global economic conditions or low levels of economic growth; the status of capital markets, including availability and cost of capital; uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain Welltower’s qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Finally, Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

2Q20 Earnings Release	June 30, 2020
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30,
	2020	2019
Assets
Real estate investments:
Land and land improvements	$3,479,369	$3,337,234
Buildings and improvements	28,589,269	28,691,274
Acquired lease intangibles	1,565,978	1,589,138
Real property held for sale, net of accumulated depreciation	382,580	1,704,206
Construction in progress	411,700	363,160
Less accumulated depreciation and intangible amortization	(6,001,177)	(5,539,435)
Net real property owned	28,427,719	30,145,577
Right of use assets, net	502,604	550,342
Real estate loans receivable, net of credit allowance	224,871	368,994
Net real estate investments	29,155,194	31,064,913
Other assets:
Investments in unconsolidated entities	786,921	519,387
Goodwill	68,321	68,321
Cash and cash equivalents	1,678,770	268,666
Restricted cash	147,473	91,052
Straight-line rent receivable	464,716	419,501
Receivables and other assets	861,257	716,857
Total other assets	4,007,458	2,083,784
Total assets	$33,162,652	$33,148,697

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$1,869,188
Senior unsecured notes	11,815,972	10,606,106
Secured debt	2,619,678	2,675,507
Lease liabilities	447,424	469,029
Accrued expenses and other liabilities	1,015,906	1,076,061
Total liabilities	15,898,980	16,695,891
Redeemable noncontrolling interests	327,145	483,234
Equity:
Common stock	418,343	406,014
Capital in excess of par value	20,836,545	19,740,145
Treasury stock	(93,799)	(74,042)
Cumulative net income	7,838,284	6,539,766
Cumulative dividends	(12,834,381)	(11,516,994)
Accumulated other comprehensive income	(116,856)	(100,622)
Other equity	4	188
Total Welltower Inc. stockholders’ equity	16,048,140	14,994,455
Noncontrolling interests	888,387	975,117
Total equity	16,936,527	15,969,572
Total liabilities and equity	$33,162,652	$33,148,697

2Q20 Earnings Release	June 30, 2020

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2020	2019	2020	2019
	Revenues:
	Resident fees and services	$769,560	$914,085	$1,619,532	$1,782,370
	Rental income	396,305	385,586	786,265	766,670
	Interest income	16,069	17,356	31,310	32,475
	Other income	6,541	3,079	9,970	10,836
	Total revenues	1,188,475	1,320,106	2,447,077	2,592,351
	Expenses:
	Property operating expenses	660,764	701,127	1,342,545	1,371,934
	Depreciation and amortization	265,371	248,052	540,172	491,984
	Interest expense	126,357	141,336	268,364	286,568
	General and administrative expenses	34,062	33,741	69,543	69,023
	Loss (gain) on derivatives and financial instruments, net	1,434	1,913	9,085	(574)
	Loss (gain) on extinguishment of debt, net	249	—	249	15,719
	Provision for loan losses	1,422	—	8,494	18,690
	Impairment of assets	75,151	9,939	102,978	9,939
	Other expenses	19,411	21,628	25,703	30,384
	Total expenses	1,184,221	1,157,736	2,367,133	2,293,667
	Income (loss) from continuing operations before income taxes
	and other items	4,254	162,370	79,944	298,684
	Income tax (expense) benefit	(2,233)	(1,599)	(7,675)	(3,821)
	Income (loss) from unconsolidated entities	1,332	(9,049)	(2,360)	(18,248)
	Gain (loss) on real estate dispositions, net	155,863	(1,682)	418,687	165,727
	Income (loss) from continuing operations	159,216	150,040	488,596	442,342

	Net income (loss)	159,216	150,040	488,596	442,342
Less:	Net income (loss) attributable to noncontrolling interests (1)	(20,030)	12,278	(934)	24,110
	Net income (loss) attributable to common stockholders	$179,246	$137,762	$489,530	$418,232
	Average number of common shares outstanding:
	Basic	417,084	404,607	413,696	398,073
	Diluted	419,121	406,673	415,775	400,096
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.43	$0.34	$1.18	$1.05
	Diluted(2)	$0.42	$0.34	$1.17	$1.05
	Common dividends per share	$0.61	$0.87	$1.48	$1.74

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.

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FFO Reconciliations				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$179,246	$137,762	$489,530	$418,232
Depreciation and amortization	265,371	248,052	540,172	491,984
Impairments and losses (gains) on real estate dispositions, net	(80,712)	11,621	(315,709)	(155,788)
Noncontrolling interests(1)	(42,539)	(18,889)	(51,948)	(36,649)
Unconsolidated entities(2)	14,231	11,475	29,676	30,625
NAREIT FFO attributable to common stockholders	335,597	390,021	691,721	748,404
Normalizing items, net(3)	25,358	36,116	88,553	77,298
Normalized FFO attributable to common stockholders	$360,955	$426,137	$780,274	$825,702

Average diluted common shares outstanding	419,121	406,673	415,775	400,096

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.42	$0.34	$1.17	$1.05
NAREIT FFO	$0.80	$0.96	$1.66	$1.87
Normalized FFO	$0.86	$1.05	$1.88	$2.06

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.87	$1.48	$1.74
Normalized FFO attributable to common stockholders per share	$0.86	$1.05	$1.88	$2.06
Normalized FFO payout ratio	71%	83%	79%	84%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(25,627)	$(24,306)	$(50,557)	$(48,066)
Non-cash interest expenses(7)	2,275	1,390	5,098	7,290
Recurring cap-ex, tenant improvements, and lease commissions	(17,579)	(28,803)	(40,195)	(50,219)
Stock-based compensation(8)	6,892	6,403	13,714	13,932

Note: (1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(5) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized incremental interest expense (see Exhibit 2).
(8) Excludes certain severance related stock-based compensation recorded in other expense.

2Q20 Earnings Release	June 30, 2020

Normalizing Items					Exhibit 2
(in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2020		2019	2020	2019
Loss (gain) on derivatives and financial instruments, net	$1,434	(1)	$1,913	$9,085	$(574)
Loss (gain) on extinguishment of debt, net	249	(2)	—	249	15,719
Provision for loan losses	1,422	(3)	—	8,494	18,690
Incremental interest expense	—		—	5,871	—
Other impairment	1,842	(4)	—	34,110	—
Other expenses	19,411	(5)	21,628	25,703	30,384
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	1,000	(6)	12,575	5,041	13,079
Net normalizing items	$25,358		$36,116	$88,553	$77,298

Average diluted common shares outstanding	419,121		406,673	415,775	400,096
Net normalizing items per diluted share	$0.06		$0.09	$0.21	$0.19

Note: (1) Primarily related to mark-to-market of Genesis Healthcare, Inc. stock holdings.
(2) Primarily related to the extinguishment of secured debt as a part of disposition transactions.
(3) Primarily related to the collectability assessment of a real estate loan.
(4) Primarily related to a reserve established for straight-line rent receivable deemed uncollectible.
(5) Primarily related to non-capitalizable transaction costs.
(6) Primarily related to noncontrolling interests' share of secured debt extinguishment costs.